Exhibit 5.4
April 16, 2010
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
Foley Hoag LLP
Seaport West
155 Seaport Boulevard
Boston, Massachusetts 02210
Re:	$100,000,000 aggregate principal amount of 7.875% Senior Notes due 2016 of Inverness Medical Innovations, Inc. issued in exchange for $100,000,000 aggregate principal amount of 7.875% Senior Notes due 2016 of Inverness Medical Innovations, Inc.
Ladies and Gentlemen:
     We have acted as special Florida counsel to Quality Assured Services, Inc., a Florida corporation (“QAS” or the “Florida Guarantor”), in connection with the registration statement on Form S-4 (the “Registration Statement”) being filed by Inverness Medical Innovations, Inc., a Delaware corporation (the “Company”), and certain subsidiaries of the Company, including the Florida Guarantor, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of the offer (the “Exchange Offer”) to exchange up to $100 million aggregate principal amount of the Company’s 7.875% Senior Notes due 2016 (the “New Notes”), together with the guarantee of the New Notes by the Florida Guarantor and the other such subsidiaries (the “New Guarantee”), for a like amount of the Company’s existing 7.875% Senior Notes due 2016 issued on September 28, 2009 (the “Old Notes”), together with the guarantee of the Old Notes by the Florida Guarantor and the other such subsidiaries.
     The New Notes and the New Guarantee will be issued pursuant to that certain Indenture, dated as of August 11, 2009 (the “Base Indenture”), by and between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by supplemental indentures dated as of August 11, 2009, September 22, 2009, November 25, 2009, February 1, 2010, March 1, 2010 and March 19, 2010 (the “Supplemental Indentures”, and the Base Indenture, as amended and supplemented by the Supplemental Indentures, the “Indenture”) by and among the Company, the subsidiary guarantors named in each such supplemental indenture and the Trustee, as contemplated by the Registration Rights Agreement dated as of September 28, 2009 by and among the Company, the subsidiary guarantors named therein and Jefferies & Company, Inc., Goldman, Sachs & Co., and Wells Fargo Securities, LLC, as the initial purchasers.

Inverness Medical Innovations, Inc.
April 16, 2010

     Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.
     In connection with (a) the New Guarantee and (b) this opinion letter, we have reviewed originals (or copies identified to our satisfaction as true copies of the originals) of the following documents:
(i)	The Registration Statement;

(ii)	The Indenture;

(iii)	A Good Standing Certificate issued by the Secretary of State of the State of Florida, dated as of March 19, 2010 for the Florida Guarantor;

(iv)	Articles of Incorporation and Bylaws of QAS, as amended to the date hereof;

(v)	Unanimous Consents of the Board of Directors of QAS, dated as of August 3, 2009 and September 24, 2009, in connection with the authorization and approval of the execution and delivery of the Supplemental Indentures and the performance by QAS of its New Guarantee and all other documents related thereto; and

(vi)	Such matters of law as we have considered necessary or appropriate for the expression of the opinions set forth herein.
     The documents listed above as items (i) through (vii) are collectively referred to herein as the “Documents”.
     In addition to the Documents, we have also examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Florida Guarantor, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
     Based on the foregoing and subject to the assumptions, qualifications and limitations set forth below, it is our opinion that:
     (a) QAS is validly existing as a corporation in good standing under the laws of the State of Florida. The Florida Guarantor had the requisite corporate power and authority to execute and deliver the Supplemental Indentures to which it was a party at the time and execution and delivery and had and has the requisite corporate power and authority to perform its obligations under the Indenture (including under its New Guarantee therein).
     (b) The execution and delivery by the Florida Guarantor of the Supplemental Indentures to which it is a party, the performance by the Florida Guarantor of its obligations under the

Inverness Medical Innovations, Inc.
April 16, 2010

Indenture, and the New Guarantee by the Florida Guarantor has been duly authorized by all requisite corporate action on the part of the Florida Guarantor.
     (c) The Supplemental Indentures to which the Florida Guarantor is a party has been duly executed and delivered by the Florida Guarantor.
     (d) The execution and delivery by the Florida Guarantor of the Supplemental Indentures to which it is a party and the performance by the Florida Guarantor of its obligations under the Indenture (including under its New Guarantee therein) does not and will not violate the Florida Guarantor’s articles of incorporation or bylaws.
     The opinions set forth in this opinion letter are subject to the following assumptions, qualifications and limitations:
     1. While certain members of this firm are admitted to practice in other jurisdictions, for purposes of this opinion letter we have not examined any laws other than Florida laws, nor have we consulted with members of this firm who are admitted in other jurisdictions with respect to the laws of such jurisdictions; accordingly, the foregoing opinions apply only with respect to said laws examined by us. Accordingly, this opinion letter is limited in all respects to the laws of the State of Florida and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.
     2. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Florida Guarantor or the rendering of the opinions set forth above.
     3. We have assumed with your permission, and without independent investigation: (a) the authenticity of all documents submitted to us as originals, the genuineness of all signatures not witnessed by us, the legal capacity of natural persons and the conformity to authentic original documents of all documents submitted to us as copies; and (b) there has been no material mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution, delivery or performance of the Documents.
     4. This opinion letter is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.
     5. We express no opinion as to the validity or enforceability of any document.
     6. As to questions of fact material to our opinion, we have relied upon and assumed the correctness of certificates by public officials and by representatives of the Florida Guarantor and the factual representations and warranties set forth in the Documents.

Inverness Medical Innovations, Inc.
April 16, 2010

     7. The opinions expressed in this opinion letter are as of the date hereof and are rendered solely in connection with the transactions contemplated herein, and we express no opinion regarding, nor do we assume any obligation to update or supplement our opinions to reflect any facts or circumstances that may come to our attention or any change in law, circumstances or events that may occur or become effective at a later date.
     8. Our opinion herein with respect to the good standing or authorization to transact business of the Florida Guarantor or under the laws of the State of Florida is based solely on the Good Standing Certificate.
     This opinion is furnished to the addressee(s) of this letter in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose. This opinion letter is rendered solely for the benefit of the addressee(s) of this letter and such other persons as are entitled to rely on it pursuant to the applicable provisions of the Securities Act and may not be relied upon by any other person without our written consent.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, GREENBERG TRAURIG, P.A.
By:	/s/ Lorne S. Cantor
	Name:	Lorne S. Cantor